SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  Virage, Inc.
             (Exact name of registrant as specified in its charter)


        Delaware                                        38-3171505
(State of incorporation)                    (I.R.S. Employer Identification No.)


   411 Borel Avenue, Suite 100 South,
             San Mateo, CA                               94402
(Address of principal executive offices)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                       Name of each exchange on which
     to be so registered                       each class is to be registered

       Not applicable                                       None

         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [ ]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

        Securities to be registered pursuant to Section 12(g) of the Act:

                Preferred Stock Purchase Rights, par value $0.001

                                (Title of class)

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


                           AMENDMENT NO. 1 TO FORM 8-A


         The undersigned registrant hereby amends the following items, exhibits or other portions of its Application for Registration on Form 8-A filed December 5, 2000 for its Series A Preferred Stock Purchase Rights as follows:

         Item 1. Description of Registrant's Securities to be Registered.

         Pursuant to a Rights Agreement dated November 8, 2000 (the "Original Rights Agreement") between Virage, Inc. (the "Company") and Continental Stock Transfer & Trust Company (the "Rights Agent"), the Board of Directors of the Company declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Common Stock, par value $0.001 ("Common Stock") of the Company as of December 5, 2000 to stockholders of record as of the close of business on that date. Effective as of August 28, 2002, the Board of Directors of the Company approved certain changes to the Original Rights Agreement pursuant to an Amended and Restated Rights Agreement dated August 28, 2002 (the "Rights Agreement") between the Company and the Rights Agent. The Original Rights Agreement was amended to (i) provide for an exception to the definition of an Acquiring Person for a "Grandfathered Person," so long as such person does not acquire twenty percent (20%) or more of the Company's Common Stock; (ii) provide that D3 Family Fund, L.P. is a "Grandfathered Person" subject to certain limitations; and (iii) adjust the section and number references in the Original Rights Agreement accordingly. The Original Rights Agreement was amended and restated in its entirety to reflect these amendments.

         Item 2. Exhibits.

         The Amended and Restated Rights Agreement between the Company and the Rights Agent (including as Exhibit A the Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement) is attached hereto as Exhibit 1 and is incorporated herein by reference.

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


                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            VIRAGE, INC.


Date: August 29, 2002                       By: /s/ Paul G. Lego
                                                --------------------------------
                                                    Paul G. Lego
                                                    President and
                                                    Chief Executive Officer

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


                                  EXHIBIT INDEX



Exhibit                              Description
-------                              -----------
   1 Amended and Restated Rights Agreement dated August 28, 2002 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (including as Exhibit A the Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement) (incorporated by reference to
                     Exhibit 1 from  Registrant's  Form 8-K/A  dated  August 29,
                     2002).

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